EXHIBIT 8.1



                        [Shearman & Sterling Letterhead]



                                  June 20, 2002





Trizec Properties, Inc.
1114 Avenue of the Americas
31st Floor
New York, NY 10036


Ladies and Gentlemen:

          We have reviewed the Form S-11 Registration Statement under the Securities Act of 1933 (the "Prospectus"), describing shares of common stock of Trizec Properties Inc. to be offered by certain selling stockholders ("Shares"), and such other documents and certificates as we have deemed appropriate.

          This will confirm that, in our opinion, the consequences described under the heading "Certain United States Federal Income Tax Considerations" in the Prospectus are the material United States federal income tax consequences of acquiring and owning the Shares under present law and that the descriptions contained under that heading are fair, complete, and accurate in all material respects. Our opinion is subject to the qualifications stated under that heading.

          We consent to the references to Shearman & Sterling in the Prospectus.

                                                Very truly yours,


                                                /s/ Shearman & Sterling







PHB/AF